PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), is made and entered into effective as of the "Effective Date" defined below, by and between **Amen Oil, LLC** whose address is 1510 Hwy 380 Bypass Graham, Texas 76450 hereinafter referred to as "**Seller**", and **International Western Petroleum**, whose address is 5525 N. MacAuthur Blvd, Ste. 280, Irving, Texas 75038 hereinafter referred to as "**Buyer**." Buyer and Seller sometimes are referred to herein collectively as the "Parties" and individually as a "Party."

This Purchase and Sale Agreement will mutually be signed by both parties December 22, 2017 no later than 5:00pm CST. This PSA will go into effect on December 28, 2017 by 5:00pm CST.

The "Seller" Amen Oil, LLC will provide the "Buyer" International Western Petroleum, Inc with all Texas Railroad Commission P4's and all Assignments no later than December 28, 2017 by 5:00pm CST.

RECITALS

WHEREAS Seller is the owner of certain oil and gas leases and personal property interests involved in the production of oil and gas reserves, collectively referred to as the "Assets" as further defined and described below; and

WHEREAS Buyer, will conduct or will have the opportunity to conduct an independent investigation into the nature and extent of the properties and the obligations and liabilities associated therewith within the due diligence period, desires to purchase the Assets; and

WHEREAS Seller now desires to sell, convey and assign the Assets to Buyer.

AGREEMENT

NOW THEREFORE, in consideration of the mutual representations, covenants and promised hereinafter set forth and for other good and valuable

consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE 1 PURCHASE AND SALE

1.1 **Purchase and Sale.** Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, pursuant to the terms of this Agreement, the Assets.

1.2 **Effective Date.** The effective date of the purchase and sale of the Assets (the "Effective Date") shall be at 5:00 p.m. CST (the "Effective Time") on Dec. 28th, 2017.

1.3 **Assets.** Except as expressly excluded herein, as used in this Agreement, the term "Assets" means and refers to:

(a) all of Seller's right, title and interest in and to:

(i) those certain oil and gas leases, equipment, tank batteries and other leasehold interests as described in **Exhibit "A".**

(b) Lessor hereby grants all its rights and interest in leases and lets exclusively unto Lessee for the purpose of investigating, exploring, prospecting, drilling and mining for and producing oil, gas and all other minerals, conducting exploration, geologic and geophysical surveys by seismograph, core test, gravity and magnetic methods, injecting gas, water and other fluids, and air into subsurface strata, laying pipelines, building roads, tanks, power stations, telephone lines and other structures thereon and on, over and across lands owned or claimed by Lessor adjacent and contiguous thereto, to produce, save, take care of, treat, transport and own said products, and hosing its employees, the following described land in Jack County, Texas, to-wit. All of Seller's right, title and interest in and to the wells situated on the Leases and Lands or on lands pooled, communitized or unitized therewith, including, without limitation, the wells described on Exhibit "B" attached hereto, in the amount of the working interests and the net revenue interests set forth on Exhibit "B" (the "Wells");

(c) As to the Leases, the Lands and the Wells, Seller will deliver to Buyer all right, title, and interest in the lands and wells set forth on Exhibit "A" and Exhibit "B";

(d) all of Seller's right, title and interest in and to all of the personal property, equipment, fixtures and improvements and other property, whether real, personal or mixed, on, appurtenant to or used or obtained by Seller relating to the properties and interests described in Sections 1.3(a) through (c) and with the production, injection, treatment, sale or disposal of hydrocarbons and all other substances produced therefrom or attributable thereto, including, without limitation, producing and non-producing wells, injection wells, disposal wells, well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants, field offices and other furnishings related thereto, equipment leases, trailers, inventory in storage, storage yards and all other improvements or appurtenances thereunto belonging;

(e) to the extent assignable, all of Seller's right, title and interest in and to all governmental permits, licenses and authorizations (if any), as well as any applications for the same, relating to the properties and interests described in Sections 1.3(a) through (c);

(f) all of Seller's right, title and interest in and to all material contracts, agreements, and instruments, including without limitation, operating agreements, pooling, communitization

and unitization agreements, farmout agreements, joint venture agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, licenses, options, declarations, orders, contracts, surface use agreements, permits and instruments in any way relating to the properties and interests described in Sections 1.3(a) through (c), including, but not limited to those described on Exhibit "C" attached hereto (the "Material Agreements");

(g) to the extent assignable or transferrable, all original lease files, land files, well files, title documents or opinions, and contract files relating to the items described in Sections 1.3(a) through (c) ("Records"); and

(h) to the extent assignable or transferrable, all engineering, geologic, geophysical, and seismic data and licenses pertaining to the Leases, Lands and Wells (the "Data").

1.4 **Excluded and Reserved Assets.** Notwithstanding the foregoing, the Assets shall not include, and Sellers hereby except, reserve and exclude from the sale contemplated hereby the following (the "Excluded Assets"):

(a) any accounts receivable credits and adjustments accruing or attributable to the

period before the Effective Date.

ARTICLE 2 PURCHASE PRICE

2.1 **Purchase Price.** The total consideration to be paid by Buyer to Seller for the Property shall be One Million Six Hundred Thousand Dollars. ($1,600,000.00) (the "Purchase Price"). **The "Buyer" International Western Petroleum, Inc will wire $50,000 USD on December 22, 2017 before 5:00Pm CST ($50,000 will be Non - Refundable), and wire the remaining $1,550,000 USD before 5:00pm CST December 28, 2017.**

ARTICLE 3 TITLE MATTERS

3.1 **Title.** The term "Defensible Title" to the Assets means such title of Seller that, subject to and except for the Permitted Encumbrances, is free and clear of Encumbrances and entitles Seller to receive an interest in production from the Leases and Wells not less than the net revenue interest ("NRI") and bear expenses attributable to the Leases and Wells of not more than the working interest ("WI"), all as set forth on Exhibit "A" and Exhibit "B", as to the interest in the properties subject thereto. Any matter affecting the Assets that would cause Buyer to receive less than Defensible Title is referred to as a "Title Defect."

3.2 **Permitted Encumbrances.** The Assets shall be transferred to Buyer free and clear of all royalties, overriding royalties, production payments, debts, liens, mortgages, security interests, contract obligations, claims and encumbrances ("Encumbrances"), except the following (the "Permitted Encumbrances"):

- (i) liens securing amounts not mechanics and materialmen or liens that are being which Seller will remain responsible; yet owing for taxes and for services of contested in good faith by Seller and for
- (ii) liens of a form and scope customary in the oil and gas industry under operating

agreements and other similar instruments and agreements;

(iii) operating agreements, oil and gas sales contracts and other contracts that are usual and customary in the industry; provided that such gas sales contracts were entered into pursuant to arm's-length transactions at commercially reasonable rates;

(iv) royalties, overriding royalties, production payments, and other burdens on production from the Assets and in existence on the Effective Date, to the extent that such do not reduce the applicable net revenue interests set forth on Exhibit "A" and Exhibit "B"; and

(v) other reasonable Encumbrances agreed to by the Parties.

3.3 **Title Examination and Access.** Until the Defect Notice Date, Buyer may make or cause to be made at its expense such examination as it may desire of Seller's title to the Assets. For such purposes, Seller shall give to Buyer and its representatives reasonable access during Seller's regular hours of business to all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Seller has relating to the title to the Assets, except, where restricted by license agreements or other agreements or contracts with a non- affiliated third party.

3.4 **Title Defects.** Buyer shall notify Seller of Title Defects ("Title Defect Notice(s)") no later than 5:00p.m. Eastern Time on the day that is one (1) business days prior to the Closing (the "Defect
Notice Date"). Each Title Defect Notice shall be in writing and include: (i) a specific

description of the alleged Title Defect(s); (ii) the Assets affected; (iii) a detailed explanation of the basis for the Title Defect; (iv) supporting documents reasonably sufficient for Seller to verify the existence of the alleged Title Defect(s); (v) the amount by which Buyer reasonably believes In good faith the Allocated Values of the affected Assets are reduced by the alleged Title Defect(s) (the "Title Defect Value"); and (vi) the computations upon which Buyer's belief is based. Notwithstanding anything herein to the contrary, Buyer forever waives Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00p.m. Mountain Time on the Defect Notice Date. For all Title Defects asserted in Title Defect Notices, Seller shall have the option of (a) curing the Title Defect, (b) contesting the Title Defect or Buyer's good faith estimate of the Title Defect Value, or (c) adjusting the Purchase Price downward by Buyer's good faith estimate of the Title Defect Value, subject to the limitations set forth below. Seller shall notify Buyer in writing of its election no more than one (1) business days following its receipt of a Title Defect Notice, and Seller's failure to make such an election shall be deemed an election under clause (c) of the preceding sentence. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a) If the Title Defect asserted is that the Net Revenue Interest attributable to any Asset is less than that stated in Exhibit "A" or Exhibit "B", then the Title Defect Value shall be the absolute value of the number determined by the following formula:

Title Defect Value = A x (1-[B/C])

A = Allocated Value for the affected Asset

B = Correct Net Revenue Interest for the affected Asset

C = Net Revenue Interest for the affected Asset as set forth on Exhibit "A" or Exhibit "B", as applicable.

(b) if the Title Defect results from the existence of a lien, security interest, pledge, or collateral assignment, the Title Defect Value shall be an amount

sufficient to fully discharge such lien, security interest, pledge, or collateral assignment;

(c) if the Title Defect results from any matter not described in paragraphs (a), (b), or (c) above, the Title Defect Value shall be an amount equal to the difference between the value of the Well(s) (or the specified zone(s) therein) or other Asset with such Title Defect and the value of the Well(s) (or the specified zone(s) therein) or other Asset without such Title Defect (taking into account the Allocated Value of the affected Asset);

(d) if a Title Defect is not effective or does not affect a Well (or the specified zone(s) therein) or other Asset throughout the entire productive life of such Well (or the specified zone(s) therein) or other Asset, such fact shall be taken into account in determining the Title Defect Value.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.

3.5 **Seller's Right to Cure:** If Seller elects to cure a Title Defect, then Seller shall so notify Buyer in writing within three (3) business days after receipt of the particular Title Defect Notice ("Cure Notice"). Seller shall either cure the Title Defect to the reasonable satisfaction of Buyer ("Cure"), or if Seller is unable to Cure such Title Defect within sixty (60) days after

of the
Receipt Title Defect Notice, adjust the Purchase Price downward by Buyer's good faith Estimate of the Title Defect Value set forth in the Title Defect Notice, subject to the limitations set forth below in Section 3.7. If Seller elects to Cure a Title Defect but is unable to do so prior to Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the affected Asset at Closing in accordance with this Agreement as though the Title Defect had been Cured; however, if Seller is unable to Cure the Title Defect within sixty (60) days after receipt of the Title Defect Notice, then Seller shall adjust the Purchase Price downward by the Title Defect Value of that Particular Title Defect and such adjustment shall be reflected in the FinalSettlement Statement.

3.6 **Contested Title Defects.** If Seller contests the existence of a Title Defect or Buyer's good faith estimate of the Title Defect Value, then Seller shall so notify Buyer in writing no more than three (3) business days after the Defect Notice Date (a "Title Defect Rejection Notice"). The Title Defect Rejection Notice shall state with reasonable specificity the basis of Seller's rejection of the Title Defect or of Buyer's good faith estimate of the Title Defect Value. Within five (5) business days after the Defect Notice Date, representatives of the Parties, knowledgeable in title matters, shall meet and, within seven (7) business days after the Defect Notice Date, either: (i) agree to mutually reject the particular Title Defect; or (ii) agree on the validity of such Title Defect and the Title Defect Value, in which case Seller shall have sixty (60) days after the date of such agreement within which to Cure such Title Defect and failing such Cure, to adjust the Purchase Price as provided above. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Title Defect or the Title Defect Value subject to the Title Defect Rejection Notice shall be subject to the dispute resolution procedures in this Agreement. For any Title Defect asserted by Buyer in a valid Title Defect Notice by the Defect Notice Date, if Seller fails to timely deliver a Title Defect Rejection Notice or a Cure Notice, or, if applicable, to notify Buyer that Seller elects to exclude the affected Asset and reduce the Purchase Price by the Allocated Value thereof, then Seller shall be deemed to have accepted the validity of the Title Defect and Buyer's good faith estimate of the Title Defect Value, and the Purchase Price shall be adjusted downward by an amount equal to the Title Defect Value of the Title Defect.

If a contested Title Defect or Title Defect Value cannot be resolved prior to Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at Closing in accordance with this Agreement as though there were no Title Defect; however, if the Title Defect contest results in a determination that a Title Defect exists (or that a Title Defect Value exceeds Seller's estimate thereof), and Seller elects not to Cure or is unable to Cure the Title Defect within sixty (60) days after such determination, then Seller shall adjust the Purchase Price downward by the Title Defect Value of that particular Title Defect and pay such amount to Buyer.

3.7 **Limitations on Adjustments for Title Defects.** Notwithstanding the provisions of Sections 3.4, 3.5 and 3.6, Seller shall be obligated to adjust the Purchase Price to account for Title Defects only if the aggregate Title Defect

Value of all Title Defects that Seller has agreed to pay pursuant to Sections 3.4 or 3.5 or which are resolved pursuant to Section 3.6 (the

"Aggregate Title Defect Value") exceeds a deductible (not a threshold) equal to three percent (3%) of the Purchase Price. In addition, if the Title Defect Value for any single Asset is less than Thirty Thousand Dollars ($30,000.00) (the "*De Minimis* Title Defect Cost"), such value shall not be considered in calculating the Aggregate Title Defect Value. The aggregated Title Defect Value(s) for any Asset shall never exceed the Allocated Value of such Asset. If the sum of (i) the Aggregate Title Defect Value (which shall include, with respect only to Seller's right to terminate, any unresolved disputed Title Defects and any uncured Title Defects, whether or not Seller has elected to attempt to Cure), plus (ii) the Aggregate Environmental Defect Value (which shall include, with respect only to Seller's right to terminate, any unresolved disputed Environmental Defects and any uncured Environmental Defects, whether or not Seller has elected to attempt to Cure), (iii) the aggregate costs to repair or replace any portion of the Assets subject to a Casualty Loss or condemnation that occurs after the date of this Agreement and prior to the Closing and any other Damages related thereto, exceeds zero percent (0%) of the unadjusted Purchase Price, then either Party may terminate this Agreement upon written notice to the other Party, and neither Party shall thereafter have any further rights or obligations hereunder, other than as to Seller's obligation to return the Deposit to Buyer.

ARTICLE4 ACCESS

4.1 **General Access.** Following execution of this Agreement, Seller shall provide to Buyer and its officers, employees and authorized agents, reasonable access to the Assets and to all of Seller's title, accounting, environmental and operating records, including property files, and Buyer has the responsibility to conduct to its satisfaction a due diligence inspection of the Assets for title

defects and an environmental assessment of the Assets for environmental defects. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SO SUPPLIED, OR TO THE COMPLETENESS THEREOF, AND BUYER EXPRESSLY AGREES THAT ANY

CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

ARTICLE5 ENVIRONMENTAL

5.1 **Buyer's Environmental Assessment.** Beginning on the date of this Agreement and ending at 5:00p.m. Mountain Time on the Defect Notice Date, Buyer shall have the right, at its sole
cost, risk, and expense, to conduct an environmental assessment of the Assets. During Seller's regular hours of business and after providing Seller with written notice of any such activities no less than two (1) business days in advance (which written notice shall include the identity of the operator (if other than Seller) and any other third party whose permission is legally required, Which Seller shall cooperatewith Buyer in securing), Buyer and its representatives Shall

Record be permitted to enter upon the Assets, inspect the same, review all of Seller's files and s

(other than those for which Seller has an attorney-client privilege) relating to the Assets, And generally conduct visual, non-invasive tests, examinations, and investigations. No sampling or other invasive inspections of the Assets may be conducted without Seller's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller will have the right to (i) observe such investigation, and (ii) promptly receive a copy of all results, analyses, and reviews, except for such information for which Buyer has an attorney-client privilege. All information obtained or reviewed by Buyer shall be maintained confidential by Buyer.

5.2 **Environmental Defect Notice.** Buyer shall notify Seller in writing of any

Environmental Defect (an "Environmental Defect Notice") no later than 5:00 p.m. Mountain Time on the Defect Notice Date. The Environmental Defect Notice shall include: (i) the Asset(s) affected; (ii) a complete and reasonably detailed description of the allegedEnvironmental Defect; (iii) Buyer's good faith estimate of the cost of remediation of such Environmental Defect (the "Environmental Defect Value"); and (iv) appropriate documentation

substantiating Buyer's claim. Notwithstanding anything herein to the contrary, Buyer forever waives Environmental Defects Not asserted by an Environmental Defect Notice meeting all of the requirements set forth in The preceding sentence no later than 5:00 p.m. Mountain Time on the Defect Notice Date.

5.3 Seller's Election with Respect to Environmental Defects. For any Environmental Defect asserted in an Environmental Defect Notice, Seller, in its sole discretion, shall have the option of (i) remediating the Environmental Defect, (ii) contesting the existence of the Environmental Defect or the Environmental Defect Value, or (iii) paying the Environmental Defect Value as an adjustment to the Purchase Price subject to the limitations set forth in Section

5.4. Seller shall notify Buyer in writing of it selection no more than three(3)business days after the Defect Notice Date, and Seller's failure to make such an election shall be deemed an election under clause (iii) of the preceding sentence.

(a) If Seller elects to remediate an Environmental Defect, Seller shall give written notice of such an election to Buyer no more than one (1) business days after the Defect Notice Date, together with Seller's proposed plan and timing for such remediation, and Seller shall remain liable for all damages arising out of or in connection with such Environmental Defect until such time as the remediation is completed. If Seller elects the option set forth in this clause (a), Seller shall implement such remediation in a manner that is in compliance with applicable law (including Environmental Laws) in a prompt and timely fashion for the type of remediation. Seller's proposed plan and timing for such remediation shall be subject to Buyer's approval, which shall not be unreasonably withheld, conditioned, or delayed; however, Buyer may withhold approval of any remediation that is reasonably estimated to take more than one hundred one (1) days to complete. If Buyer does not approve Seller's proposed plan and timing for such remediation in accordance with the foregoing and the parties do not agree on a mutually acceptable plan and timing for such remediation within one (1) business days after Buyer's receipt of Seller's proposed plan and timing for such remediation, then Buyer shall have the option to remove and exclude the Assets subject to such remediation (together with other Assets that are appurtenant thereto) from the "Assets,"

and upon such election the Purchase Price shall be adjusted downward by one hundred percent (100%) of the Allocated Value of the Assets so removed and excluded from the "Assets." If such election by Buyer occurs after the Closing Date, the removed and excluded Assets shall be reconveyed by Buyer to Seller (effective as of the Effective Time), and the Purchase Price shall be reduced by the Allocated Value of the affected Asset. In connection with Such reconveyance, Buyer shall pay Seller all revenues received by Buyer with respect to Such reconveyed Assets and Seller shall reimburse Buyer for all Property Costs paid by Buyer with respect to such reconveyed Assets.

(b) If Seller in good faith contests the existence of an Environmental Defect or the Environmental Defect Value, then Seller shall so notify Buyer in writing no more than one (1) business days after the Defect Notice Date (an "Environmental Defect Rejection Notice"). The Environmental Defect Rejection Notice shall state with reasonable specificity the basis of Seller's rejection of the Environmental Defect or the Environmental Defect Value. Within one (1) business days after Buyer's receipt of the Environmental Defect Rejection Notice, representatives of the Parties, knowledgeable in environmental matters, shall meet and, within one (1) business days after such meeting, either; (i) agree to mutually reject the particular Environmental Defect Notice, or (ii) agree on the validity of such Notice including the Environmental Defect Value, in

which case Seller shall have one (1) days after the date of such agreement within which to elect in writing to remediate the Environmental Defect pursuant to Section 5.3(a) above or to adjust the Purchase Price downward by the Environmental Defect Value, subject to the limitations set forth below. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the dispute shall be subject to the dispute resolution procedures in this Agreement. In such case, Seller shall have one (1) business days following the final decision of the arbitration panel to notify Buyer in writing of its election to remediate the Environmental Defect or to adjust the Purchase Price.

(c) If a contested Environmental Defect cannot be resolved prior to Closing, Seller shall retain the affected Asset and the Purchase Price shall be reduced by the Allocated Value thereof. After the Closing, if the Parties agree on the

Environmental Defect Value of the affected Asset, or if the Environmental Defect Value is subsequently determined by final decision of the arbitration panel as provided above, then Buyer subject to Buyer's rights to exclude such Asset pursuant to Section 5.3(a), shall purchase the affected Asset for the Allocated Value less the agreed or determined Environmental Defect Value (unless Seller elects to remediate the Environmental Defect, in which case Buyer shall purchase the affected Asset for the full Allocated Value thereof upon the completion of such remediation, and Seller shall remediate the Environmental Defect in accordance with Section 5.3(a) above), and the closing of such transaction shall take place on a date designated by Seller not more than twenty (20) days after the Closing Date.

(d) If the Purchase Price is adjusted pursuant to this Section 5.3, or if Buyer waives an Environmental Defect pursuant to this section or otherwise, Buyer shall assume all losses associated with its interest in the Assets relating to such Environmental Defect(s).

5.4 **Limitation.** Notwithstanding the provisions of Sections 5.2 and 5.3 (other than as to an
Asset excluded pursuant to Section 5.3), no adjustment to the Purchase Price for Environmental
Defect
Values shall be made unless and until the aggregate value of all Environmental Defect Values (the

"Aggregate Environmental Defect Value") exceeds a deductible (not a threshold) equal to three percent (3%) of the unadjusted Purchase Price. If the Environmental Defect Value with respect To any single Environmental Defect is less than Five Thousand Dollars ($5,000.00) (the "De Minimis Environmental Defect Cost"), such cost shall not be considered in

calculating the
Aggregate Environmental Defect Value. If the sum of (i) the Aggregate Title Defect Value (which shall include, with respect only to Seller's right to terminate, any unresolved disputed Title Defects and any uncured Title Defects, whether or not Seller has elected to attempt to cure), plus (ii) the Aggregate Environmental Defect Value (which shall include, with respect only to Seller's right to terminate, any unresolved disputed Environmental

Defects and any uncured Environmental Defects, whether or not Seller has elected to attempt to cure),
(iii) the aggregate costs to repair or replace any portion of the Assets subject to a Casualty Loss that occurs after the date of this Agreement and prior to the Closing and any other Damages related thereto, exceeds zero percent (0%) of the unadjusted Purchase Price, Seller or Buyer may terminate this Agreement upon written notice to the other Party, and neither Party shall thereafter have any further rights or obligations hereunder, other than as to Seller's obligation to return the Deposit to Buyer.

ARTICLE6
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and at the Closing, as follows:

6.1 **Existence.** Seller (i) is duly organized, validly existing, and in good standing under the laws of the state of its formation and (ii) is duly qualified to do business in the state in which the Assets are located.

6.2 **Power and Authority.** Seller has all requisite power and authority to carry on its business as

presently conducted, to enter this Agreement and each of the documents contemplated to be executed by Seller at the Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by such Seller at the Closing will not (i) violate or conflict with any provision of Seller's organizational or governing documents, (ii) violate, conflict with, or constitute a default under any of the terms or provisions of, or result in the acceleration of any obligation under any agreement or instrument to which Seller is a party or by which it or any of the Assets is bound, (iii) constitute a violation of any law, judgment, decree, order, statute, rule, or regulation applicable to Seller or the Assets, (iv) result in the creation or imposition of any liens or claims upon the Assets or (v) constitute an event that, after notice or lapse of time or both, would result in any of the foregoing in this Section 6.2.

6.3 **Authorization.** The execution, delivery, and performance of this Agreement and each of the documents contemplated to be executed by Seller at the Closing and the contemplated transactions have been duly and validly authorized by all requisite corporate or limited liability company action on the part of Seller.

6.4 **Execution and Delivery.** This Agreement has been duly executed and delivered on behalf of Seller, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid, and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

6.5 **Foreign Person.** Seller is not a "foreign person" within the meaning of Sections 1445 and
7701 of the Internal Revenue Code of 1986, as amended.

6.6 **Liabilities for Brokers' Fees.** Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility.

6.7 **Liens.** Seller's interest in the Assets is free and clear of all liens, claims, security interests, mortgages, charges, judgment and encumbrances.

6.8 **Litigation.** To the best of Seller's knowledge, there is no action, suit, proceeding, claim, or, to Seller's knowledge, investigation pending or, to its knowledge, threatened against Seller or any of the Assets in any court or by or before any governmental authority or arbitration or mediation. No condemnation or eminent domain proceedings are pending or, to Seller's knowledge, threatened, by any governmental authority affecting any of its Assets.

6.9 **No Notice of Violation.** Seller has not received written notice of any continuing or uncured violation on the part of Seller of any laws applicable to the Assets or of any license or permit and has no knowledge of any facts that would constitute any continuing or uncured violation or violations that would, singly or in the aggregate, adversely affect the ownership, operation, or value of Seller's interest in any of the Assets.

6.10 **Material Agreements.**

(a) To Seller's knowledge, all Material Agreements are set forth on Exhibit C, and are in full force and effect and constitute valid and binding obligations of the parties thereto. Except for the Material Agreements, Seller is not subject to any agreement relating to its interest in the Assets with any affiliate of Seller that cannot be terminated by Buyer after the Closing without penalty, cost, or liability

(b) Seller has not received written notice of any continuing or uncured default on the part of Seller with respect to any contractual obligation (including any Lease or Material Agreement) that would, singly or in the aggregate, adversely affect the ownership, operation, or value of Seller's interest in any of the Assets. There is no existing default on the part of Seller or, to Seller's knowledge, any other party under any Material Agreement.

6.11 **Taxes.** All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the receipt of proceeds therefrom, which were due and payable prior to the Closing Date, have been, or at the time of the Closing will be, properly paid.

6.12 **Bankruptcy; Solvency.**

(a) There is no bankruptcy, insolvency, reorganization or receivership proceedings pending against Seller or being contemplated by Seller, or to Seller's Knowledge, threatened against Seller.

(b) Seller (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the transactions contemplated by this Agreement, (iv) is capable of paying its debts as they mature and (v) is receiving a reasonably equivalent value in exchange for the Assets.

6.13 **Validity.** This Agreement and all documents and instruments required hereunder to be executed and delivered by Seller at the Closing, constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

6.14 **Breaches and Defaults.** To the best of Seller's knowledge, Seller is not in breach, and no event has occurred or condition exists which (whether with or without notice, lapse of time or both) would constitute a material breach, under the Lease or Easements.

6.15 **Conditions.** To the best of Seller's knowledge, there are no conditions affecting the Assets which would have a material adverse effect on the value or operation of the Assets which have not been disclosed to Buyer.

6.16 **Notices and Consents**. To the best of Seller's knowledge, the transaction proposed in this Agreement does not require providing notice to

or obtaining any waiver or consent from any holders of preferential rights to purchase.

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6.17 **Environmental.**

(a) Environmental Laws Defined. As used in this Agreement, "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, requirements or determinations of any federal, state, or local governmental authority pertaining to the environments, including without limitation, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act, and the Oil Pollution Act, each as in effect as of the Closing Date.

(b) Compliance with Environmental Laws. Neither Seller nor, to Seller's knowledge any other person or entity has placed, released or otherwise

disposed of any petroleum, petroleum products, Hazardous Wastes or Hazardous Substances as such terms are defined in any applicable Environmental Law (collectively and individually "Hazardous Waste") in any manner which could reasonably be expected to form the basis for any present or future claim, demand or action seeking remedial response, cleanup or costs of such remedial response or cleanup of any site, location, body of water, surface or
subsurface related to the Premises.

(c) To Seller's knowledge, there have not been, nor are there, any underground Hydrocarbon storage tank systems located at the Premises. Neither Seller, nor any person for whose conduct is under Seller's direction, has received any notification and, to the best of Seller's knowledge, there is no pending notification from any authority for failure to remain in substantial compliance with any Environmental Law, nor to Seller's knowledge any active, threatened or pending notice of any violation of any Environmental Law. The representations and warranties of this Section 6.17(b) shall not survive past and shall automatically terminate at the Closing and shall not be subject to any indemnification of Buyer by Seller under any provision in this Agreement or otherwise; provided, however, that this sentence shall not be interpreted so as to terminate or restrict any claim respecting any contested Environmental Defect subject to post-Closing resolution under Section 5.3(c) of this Agreement.

6.18 **Special Warranty of Title.** Except for Permitted Encumbrances, the Assets are free and clear of all liens, encumbrances and burdens arising by, through or under Seller, but not otherwise.

6.19 **Exclusions.** Seller is conveying the personal property assets covered by this Agreement on an "AS IS, WHERE IS" CONDITION, WITH ALL FAULTS and, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, SELLER EXPRESSLY DISCLAIMS ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OF IMPLIED) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESCRIPTION, CONDITION, DESIGN OR OTHERWISE, WITH RESPECT TO THE ASSETS, INCLUDING ANY PERSONAL PROPERTY ASSETS INCLUDED THEREIN. In no event shall Seller be liable to Buyer for any incidental, special, punitive, indirect or consequential damages or loss

of profits, arising in any way from the physical condition of any personal property included in the Assets, under this Agreement or otherwise.

ARTICLE7 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and at the Closing, as follows:

7.1 **Existence.** Buyer is a corporation, duly organized, validly existing, and formed under the laws of the State of Nevada, and Buyer is duly qualified and in good standing to conduct business in the state where the Assets are located.

7.2 **Power and Authority.** Buyer has all requisite power and authority to carry on its business as presently conducted, to enter this Agreement and each of the documents contemplated to be executed by Buyer at the Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at the Closing will not violate or be in conflict with:

(i) any provision of Buyer's organizational or governing documents, (ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule, or regulation applicable to Buyer.

7.3 **Authorization.** The execution, delivery, and performance of this Agreement and each of the documents contemplated to be executed by Buyer at the Closing and the contemplated transactions have been duly and validly authorized by all requisite action on the part of Buyer.

7.4 **Execution and Delivery**. This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid, and binding obligations of Buyer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (ii) general

principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

7.5 Liabilities for Brokers' Fees. Buyer has incurred no liability, contingent or otherwise, for the transactions contemplated by this Agreement for which brokers' or finders' fees relating to any Seller shall have any responsibility.

7.6 Litigation. There is no action, suit, proceeding, claim, or investigation by any person, entity, administrative agency, or governmental body pending or, to Buyer's knowledge, threatened in writing, against Buyer before any governmental authority that impedes or is likely to impede Buyer's ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

7.7 **Independent Evaluation.** Buyer is knowledgeable about the oil and gas business, and Buyer has retained and taken advice concerning the Assets and transactions contemplated herein from advisors and consultants who are knowledgeable about the oil and gas business, and Buyer is aware of the risks of the oil and gas business. In entering this Agreement, Buyer acknowledges and affirms that it has relied, and will rely, solely on the terms of this Agreement and upon Buyer's independent analysis, evaluation, and investigation of, and judgment with respect to, the business, economic, legal, tax, or other consequences of the transactions contemplated by this Agreement, including its own estimate and appraisal of the extent and value of the petroleum, natural gas, and other reserves attributable to the Assets and the prices that may be received for Hydrocarbons produced therefrom.

7.8 **Qualification.** Buyer is now, or at the Closing will be qualified to own and operate any federal, state, tribal, or fee Lease, including meeting all bonding requirements. Completing the transactions set out in this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute, or regulation.

7.9 **Financial Resources.** Buyer has the financial resources available to close the transactions contemplated by this Agreement without financing that is subject to any material contingency.

7.10 **Validity.** This Agreement and all documents and instruments required hereunder to be executed and delivered by Buyer at the Closing, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to applicable bankruptcy and other similar Jaws of general application with respect to creditors.

7.11 **No Bankruptcy.** There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to Buyer's knowledge, and threatened against Buyer.

7.12 **Securities Matters.** Buyer acknowledges that the Assets may be deemed to be "securities" under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resale thereof may therefore be subject to the registration requirements of such acts. Buyer is acquiring the Assets for its own account, not with a view toward, not the sale in connection with, any distribution thereof, nor with the intention of distributing or selling any interests in the Assets in violation of the Securities Act of 1933 or any other applicable federal or state securities laws and regulations. In entering into this transaction Buyer has complied with all applicable federal and state securities laws and regulations.

ARTICLE 8 COVENANTS

Buyer and Seller each covenant and agree as follows:

8.1 **In General.** Each Party shall proceed in a timely manner with diligence to file or cause to be filed applications with regulatory authorities for any authorizations necessary to carry out its respective obligations under this agreement.

8.2 **Conduct of Business Prior to the Closing.** During the period from the Effective Date to the Closing Date, Seller shall own and operate the Assets for its own account in a reasonable and prudent manner and may, in the normal course of business, enter into new agreements or commitments with respect to the Assets which will extend beyond the Closing Dates; provided, however, that, except as expressly provided for in this Agreement, Seller shall

not release or abandon all or any portion of the Lease, enter into any agreement that would prevent the plugging and abandoning of the Well or encumber, sell or otherwise dispose of any of the Assets. Seller shall notify Buyer promptly of any material matter affecting the Assets known to Seller that arises during the period from the Effective Date to the Closing Date.

8.3 **Conduct of Business, Acquisition of Oil and/or Gas Interests After the Closing.** After the Closing, Buyer shall own and operate the Assets acquired in the Closing.

8.4 **Insurance.** Before the Effective Time and for so long as it continues to act as Operator thereafter, Seller shall maintain in effect insurance for the Assets.

8.5 **Legal Status.** Seller and Buyer each shall use all reasonable efforts to maintain its respective legal status from the date hereof until the Closing Date and to assure it will not be under any material corporate, legal, or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

8.6 **Notices of Claims.** Seller shall notify Buyer promptly, and Buyer shall notify Seller Representative promptly if, between the date hereof and the Closing Date, Seller or Buyer, as the case may be, receives notice of any claim, suit, action, or other proceeding.

8.7 **Compliance with Laws.** Between the date of this Agreement and the Closing Date, Seller shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations, and orders relating to the ownership of its interest in the Assets.

8.8 **Government Reviews and Filings.** Before and after the Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to, and conduct negotiations with each governmental agency required to consummate the transactions contemplated hereby. Each Party shall make any governmental filings occasioned by its

ownership or structure. Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws and shall indemnify and hold harmless Seller from and against all Claims arising out of Buyer's holding of such title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.

8.9 **Confidentiality.** All data and information, including the Records, obtained by Buyer from Seller and its representatives in connection with the Assets and the transactions contemplated by this Agreement, whether before or after the execution of this Agreement, and data and information generated by Buyer prior to the Closing Date in connection with the transactions contemplated by this Agreement (collectively, the "Information") is confidential and proprietary to Seller. Until completion of the Closing, except as required by law, Buyer and its officers, agents, and representatives shall hold in strict confidence all Information, except any Information that: (i) at the time of Seller disclosure to Buyer is in the public domain; (ii) after Seller' disclosure to Buyer becomes part of the public domain by publication or otherwise, except by Buyer's breach of this commitment; (iii) Buyer can establish by competent proof was rightfully in its possession at the time of Seller disclosure to Buyer; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; or (v) is developed independently by Buyer, provided that the person or persons developing the Information shall not have had access to the Information. Buyer may disclose Information, as necessary, to its attorneys, accountants, consultants, investors, lenders, and other advisors who similarly agree to protect the confidentiality of such Information.

8.10 **Disclaimers.** EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, INCLUDING THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, BUYER SHALL ACQUIRE THE ASSETS (INCLUDING ASSETS FOR WHICH A NOTICE OF TITLE DEFECT WAS GIVEN) IN AN "AS IS, WHERE IS" CONDITION AND SHALL ASSUME ALL RISKS THAT THE ASSETS MAY CONTAIN HAZARDOUS MATERIALS OR OTHER ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS COMPLETED AS DRY HOLES OR PRODUCING WELLS, WATER WELLS, SUMPS, PITS, PIPELINES,

OR OTHER WASTE OR SPILL SITES THAT MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATION. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT (COLLECTIVELY, "SELLER'S' WARRANTIES") ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER'S WARRANTIES, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT (A) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (I) TITLE TO THE ASSETS, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE; (II) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION

WITH THIS AGREEMENT; (III) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS; (IV) THE ENVIRONMENTAL CONDITION OF THE ASSETS, BOTH SURFACE AND SUBSURFACE; (V) ANY IMPLIED OR EXPRESS WARRANTY OF NON-INFRINGEMENT; OR (VI) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES, OR (B) ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. EXCEPT FOR SELLER'S WARRANTIES, BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON THE CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS

SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN-MADE FIBERS, OR NORM. BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 7.10 ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE, OR ORDER.

ARTICLE9
CONDITIONS PRECEDENT TO THE CLOSING

9.1 **Seller's Closing Conditions.** The obligations of Seller under this Agreement are subject to the fulfillment (unless waived in writing by Seller) of the following conditions precedent prior to or on the Closing Date:

(a) **Performance of Obligations.** Buyer shall have performed all material respects of all agreements and covenants required by this Agreement to be performed by Buyer prior to or on the Closing Date.

(b) **Representations and Warranties.** The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects and as of the Closing Date and with the same force and effect as though made on the Closing Date.

(c) **Requisite Approvals.** Buyer shall have completed all necessary steps and proceedings and all of Buyer's necessary regulatory authorizations shall have been obtained to carry out the purposes of this Agreement.

(d) **Pending Legal Action.** On the Closing Date, there shall be no pending or threatened claim, suit, action or other proceeding before any court or governmental agency seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, or set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated under this Agreement.

9.2 **Buyer's Closing Conditions.** The obligation of Buyer under this Agreement are subject to the fulfillment (unless waived in writing by Buyer) of the following conditions precedent prior to or on the Closing Date.

(a) **Performance of Obligations.** Seller shall have performed all material respects of all agreements and covenants required by this Agreement to be performed by Seller prior to or on the Closing Date.

(b) **Representations and Warranties.** The representations and warranties made by Seller as set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and with the same force and effect as though made on the Closing Date

(c) **Requisite Approvals.** Seller shall have completed all necessary steps and proceedings and obtained any necessary regulatory authorizations to carry out the purposes of this Agreement.

(d) **Pending Legal Action.** On the Closing Date, there shall be no pending or threatened claim, suit, action or other proceeding before any court or governmental agency seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, or set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated under this Agreement.

ARTICLE 10 CASUALTY LOSS

10.1 **Casualty Loss.** After the Effective Time and prior to Closing, if a portion of the Assets
is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or
under
the Right of eminent domain (with such event being a "Casualty Loss"), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility) up to the Allocated Value thereof. At its sole option, Seller may elect to cure such Casualty Loss. If Seller elects to cure such

Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility. If Seller cures the Casualty Loss to Buyer's reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price Adjustment for such Casualty Loss. Seller shall retain all rights to receive insurance, damage, or condemnation payments with respect to a Casualty Loss.

ARTICLE 11 CLOSING

11.1 **Closing.** The conveyance of the Assets to Buyer shall be made at Closing, but shall be made effective as of the Effective Date at the Effective Time. Title to the Assets shall be delivered at the Closing, which shall take place on or before December 22nd, 2017 (the "Closing" or the "Closing Date"), and as provided for in this Agreement, unless extended or modified by agreement of the Parties. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) **Assignment.** Seller shall execute, acknowledge and deliver to Buyer an Assignment, Bill of Sale and Conveyance, substantially in the form attached as Exhibit "F", effective as of the Effective Date to Buyer conveying the Assets with warranty of title against any claims arising by, through or under Seller, but with no other representations or warranties, express, implied or statutory. All personal property and fixtures are conveyed "AS IS, WHERE IS." In addition, Seller shall deliver to Buyer such other assignments, bills of sale, or deeds as reasonably are necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations, specifically including any required Assignments in the general form as set forth in Exhibit "D" hereto.

(b) **Preliminary Settlement Statement.** Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(c) **Purchase Price.** Buyer shall deliver to Seller the Closing Amount by cashier's check or by wire transfer of immediately available funds.

(d) **Letters in Lieu.** Seller and Buyer shall execute and deliver letters in lieu directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time.

(e) **Insurance and Bonding.** Buyer shall deliver to Seller evidence of any applicable State, federal, tribal and local bonds relating to ownership of the Assets after the Closing and certificates of insurance evidencing that Buyer has obtained appropriate insurance covering the Assets.

(f) **Change of Operator.** Seller shall deliver to Buyer the applicable forms to be filed with

regulatory agencies to reflect the change of operator from Seller to Buyer or Buyer's designee for those properties currently operated by Seller.

ARTICLE 12
POST CLOSING OBLIGATIONS

12.1 **Further Assurances.** From time to time after the Closing, Seller and Buyer shall execute, acknowledge and deliver to each other such further instruments and take such other action as may be reasonably requested in order more effectively to assure the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement.

ARTICLE 13 ASSUMPTION OF OBLIGATIONS

13.1 **Buyer's Assumption of Obligations.** Following the Closing, and except for any liabilities specifically and expressly retained by Seller hereunder, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, whether prior to or following the Effective Date (collectively, the "Assumed Liabilities"), and Buyer shall assume and indemnify, defend, save and hold harmless Seller (including its directors, officers, employees, attorneys, contractors and agents) from and against any and all Claims arising out of or relating to the Assumed Liabilities.

ARTICLE 14
RIGHT OF TERMINATION AND ABANDONMENT

14.1 **Termination.** This Agreement may be terminated pursuant to the following provisions: (a)

By Seller, if the conditions set forth in Section 9.1 are not satisfied, through no fault of such Seller, or are waived by such Seller in writing, as of the Closing Date;

(b) By Buyer, if the conditions set forth in Section 9.2 are not satisfied, through no fault of Buyer, or are waived by Buyer in writing, as of the Closing Date;

(c) By mutual written agreement of the Parties;

(d) By Seller, if Buyer fails to deliver to Seller the Final Deposit in the manner provided for in Section 2.2(b) of this Agreement; in which case Seller shall retain the Initial Deposit in full. Any waiver by Seller of the time period for Buyer to deliver the Final Deposit to Seller shall be without prejudice to and shall not affect either Seller's entitlement to retain the Initial Deposit in full or Seller's right to terminate this Agreement as provided for in this Section 14.1.

14.2 **Liabilities Upon Termination.**

(a) **Buyer's Breach.** If the Closing does not occur because Buyer wrongfully fails to tender performance at Closing or breaches a material covenant in this Agreement prior to Closing, and Seller is ready and otherwise able to close, Seller may terminate this Agreement and retain the Deposit in full, and any earnings earned thereon, which shall constitute liquidated damages for any and all breaches of this Agreement by Buyer, as Seller's sole and exclusive remedy for such breaches. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE ACTUAL DAMAGES RESULTING FROM SUCH A BREACH WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE AND THAT SUCH LIQUIDATED DAMAGES ARE FAIR AND REASONABLE IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL

DAMAGES THAT WILL BE SUFFERED BY SELLER AND ARE NOT A PENALTY. Buyer's failure to close shall not be considered wrongful if Buyer has terminated this Agreement as of right under Section 14.1.

(b) **Seller's Breach.** If the Closing does not occur because Seller wrongfully fails to tender performance at Closing or breaches a material covenant in this Agreement prior to Closing, and Buyer is ready and otherwise able to close, Buyer may terminate this Agreement and Seller shall tender to Buyer the Deposit in full, excluding any earnings earned thereon, which shall constitute liquidated damages for any and all breaches of this Agreement by Seller and shall be Buyer's sole and exclusive remedy for such breaches. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE ACTUAL DAMAGES RESULTING FROM SUCH A BREACH WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE AND THAT SUCH LIQUIDATED DAMAGES ARE FAIR AND REASONABLE IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WILL BE SUFFERED BY BUYER AND ARE NOT A PENALTY. Seller's failure to close shall not be considered wrongful if Seller has terminated this Agreement as of right under Section 14.1.

(c) **Termination Pursuant to Section 14.1.** If Buyer or Seller terminates this Agreement pursuant to Section 14.1 in the absence of a breach by the other party, neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement, and Seller shall tender to Buyer the Deposit in full immediately after the determination that the Closing will not occur.

14.3 **Return of Information.** In the event of a Termination of this Agreement for any reason, Buyer shall within one (1) business days return to Seller any and all documents and materials provided by Seller to Buyer in connection with the Agreement and the transaction contemplated hereby, or provide written notice to Seller of the destruction of all such documents and materials, including any documents or other materials prepared or created by Buyer from, using, including or referring to any of the Information.

ARTICLE 15 APPORTIONMENT OF REVENUES AND TAXES

15.1 **Apportionment of Production Revenues and Expenses.** For the purposes of the Preliminary Settlement Statement and the Final Settlement Statement, all revenues, obligations, liabilities and expenses associated with the Assets shall be apportioned as of the Effective Time between Buyer and Seller, with Buyer assuming all post-Effective Time revenues and expenses and Seller retaining all pre-Effective Time revenues and expenses, specifically excluding any interests retained by Seller pursuant to Sections 1.3(a) and 1.3(b) above. The Final Settlement Statement shall be deemed a final settlement of all revenue and expense matters between the parties. Accordingly, after the date of the Final Settlement Statement, Buyer expressly assumes all obligations and liabilities for all costs, expenses and taxes attributable to the Assets regardless of whether such costs, expenses and taxes are attributable to the period of time pre- or post- Effective Time, specifically excluding any interests retained by Seller pursuant to Sections 2(a) and 2(b) above.

15.2 **Annortionment of Taxes.** All ad valorem, severance, production, property, net proceeds, and other taxes shall be prorated as follows: Buyer will be liable for taxes accruing after effective date and Seller liable for taxes accruing prior to effective date.

15.3 **Transfer Taxes.** The Purchase Price excludes, and Buyer shall be solely liable for, any Transfer Taxes required to be paid in connection with the sale of the Assets pursuant to this Agreement. For purposes of this Agreement, "Transfer Taxes" shall mean any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges.

15.4 **Tax Reports ad Returns.** For tax periods that include the Effective Date, Seller agrees to forward immediately to Buyer copies of any tax reports and returns received by Seller after the Closing and provide Buyer with any information Seller has that reasonably is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and to pay all Taxes payable with respect to the Assets as provided in this Agreement.

ARTICLE
16 MISCELLANEOUS PROVISIONS

16.1 **Exhibits.** The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

16.2 **Expenses.** Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring same, including legal and accounting fees, costs and expenses.

16.3 **Notices.** All notices, demands, and other communications required or permitted under this Agreement shall be in writing and delivered by facsimile transmission, air express service, or registered or certified mail. All notices, demands, and other communications by a Party under this Agreement shall be effective when received by the other Party. Either Party may change the address and/or person to which notices, demands, and other communications are to be sent upon written notice to the other Parties. Notices shall be sent to the Parties at the addresses first indicated above.

Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received; (ii) if faxed, when received if transmission is confirmed by the sender's fax machine, or confirmed by the receiving party; (iii) if mailed, certified mail, return receipt requested, on the date set forth on the mailing receipt; or (iv) if sent by overnight courier, the date when delivered as confirmed by a receipt from the overnight courier taking possession. Any Party may, by written notice so delivered to the other Party, change its address or the individual to which delivery shall thereafter be made.

16.4 **Entire Agreement.** This Agreement, the documents to be executed hereunder, and the exhibits attached hereto, constitute the entire Agreement between Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions,

whether oral or written, of Seller and Buyer pertaining to the subject matter hereof.

16.5 **Amendments and Waiver.** This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with any amendment or waiver and delivered by such Party to the Party claiming the benefit of any amendment or waiver. No waiver of any provision of this Agreement, or failure to seek remedy for any breach of any provision of this Agreement shall be construed to be a continuing waiver or a waiver of all other and future rights and remedies under this Agreement.

16.6 **Assignment.** Neither Buyer nor any Seller shall assign all or any portion of its respective rights hereunder or delegate all or any portion of its respective duties hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.7 **Confidentiality.** Seller and Buyer agree that the provisions of this Agreement shall be kept confidential except as disclosure may be required by applicable law, rules, and regulations of governmental agencies. Buyer shall inform Seller in advance of all such disclosures by Buyer. Seller shall inform Buyer in advance of all such disclosures by Seller. Notwithstanding the foregoing, Seller shall be entitled to provide a copy of this Agreement to the holder of any preferential right or the beneficial owner of any of the Assets.

16.8 **Headings.** The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

16.9 **Counterparts.** This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which, together, shall constitute one and the same instrument. Execution may be evidenced by fax, PDF or other electronic signatures.

16.10 **References.** References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular, or plural, individuals, partnerships, or corporations.

As used in this Agreement, the term "person" shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate, or other entity or authority. As used in this Agreement, the term "including" shall mean "including

without limitation."

16.11 **Governing Law.** This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

16.12 **Binding Effect.** This Agreement shall be binding upon, and shall inure to the benefit of, the Parties, and their respective permitted successors and assigns.

16.13 **Survival.** The representations and warranties of the Parties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue for a period of six (6) months from the date of the Closing and shall thereafter be of no force or effect (the "Survival Period"). The covenants of the Parties contained in this Agreement shall survive until they are fully performed.

16.14 **No Third-Party Beneficiaries.** This Agreement is intended only to benefit the Parties and their respective permitted successors and assigns, and not for the benefit of any third party.

16.15 **Limitation on Damages.** The Parties expressly waive any and all rights to any consequential, special, incidental, punitive or exemplary damages, or loss of profits with respect to any dispute arising out of or relating to this Agreement, or a breach thereof, including, without limitation, any breach of any representation or warranty contained herein.

16.16 **Severability.** It is the intent of the Parties that the provisions contained in this Agreement shall be severable. If any provisions in Whole or in part, is held invalid or unenforceable as a matter of law, such holding Shall not affect the other portions of this Agreement, and such portions that are not invalid

shall be given full effect as if the invalid or unenforceable provision had not been included.

16.17 **Knowledge and Reasonable and Good Faith Efforts.** The knowledge or best knowledge of a Party, or similar phrases, shall mean, for purposes of this Agreement, the information actually known by the Parties, without independent investigation, or such information which any such person has received written notice, but does not include knowledge or awareness of any other person, or constructive or imputed knowledge.

16.18 **Timing.** Time is of the essence in this Agreement.

16.19 **Authority.** Each person executing this Agreement on behalf of a Party is duly authorized and empowered to so execute this Agreement, and each Party expressly waives any argument that the execution of this Agreement is invalid as a result of the absence of authority to execute this Agreement.

16.20 **Sales Taxes and Recording Fees.** The Purchase Price provided for hereunder is net of any sales taxes or other taxes in connection with the sale of the Assets. Buyer shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement. Buyer shall indemnify and hold Seller harmless with respect to the payment of any of those taxes including any interest or penalties assessed thereon.

16.21 **Not To Be Construed Against Drafter.** The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including expressly but without limitation the waivers and indemnities contained in this Agreement. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

This Agreement supersedes any prior Agreements in writing or oral.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the date first written above:

SELLER: Amen Oil, LLC

By: ______________________ **Tony Hawkins**

BUYER:
INTERNATIONAL WESTERN PETOLEUM, INC.

By: ______________________ **Ross Ramsey**

LIST OF EXHIBITS

Leases and Abstract of title being prepared by Kit Exhibit A Maddox.

Exhibit B Wells List approved by Steve Crawford.

EXHIBIT "A"

EXHIBIT "B"